Exhibit 99.2

FOR IMMEDIATE RELEASE

HELIX AND HEARx STOCKHOLDERS APPROVE THE COMBINATION BETWEEN THE TWO COMPANIES

MONTREAL, June 28, 2002— Helix Hearing Care of America Corp. (TSE: HCA) today announced that at a special meeting of the shareholders in Montreal on June 26, 2002, Helix shareholders approved the planned combination with HEARx Ltd. (AMEX:EAR). Approximately 97 percent of the common shares voted at the Helix meeting were cast in favour of the proposed plan of arrangement.

The results follow a similar outcome at a June 26, 2002 special meeting of HEARx shareholders in New-York, N-Y. As announced by HEARx, holders of the common shares voted overwhelmingly in favour of the proposals relating to the combination with Helix.

Helix received a final order from the Superior Court of Quebec today approving the arrangement. Completion of the combination remains subject to the satisfaction of all other closing conditions and is expected to take place within the coming week.

About Helix
Helix, through its primary operating subsidiaries, owns or manages 128 hearing healthcare clinics located in Massachusetts, Pennsylvania, New York, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington, as well as in the Provinces of Ontario and Quebec, Canada. Also, through its Hear USA Advantage Network and its recent acquisition of Auxiliary Health Benefits Corporation, doing business as National Ear Care Plan, Helix has access to more than 2000 affiliated provider members. Helix is currently one of the leading corporate-owned clinic, e-commerce / direct marketing and affiliated provider network companies in the North American hearing healthcare industry.

About HEARx
HEARx Ltd. provides hearing care to patients whose health insurance and managed care organizations have contracted with HEARx for such care and to retail “self-pay” patients. Seventy-nine HEARx centers are currently located in California, Florida, New York and New Jersey. HEARx is the largest hearing care organization accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) in the $2.5 billion field of hearing services of which approximately $600 million is generated in the geographic areas currently serviced by HEARx centers.

This press release contains forward-looking statements that involve risks and uncertainties. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s ability to control costs, the accuracy of management’s assumptions, general industry and market conditions and effectiveness of the company’s marketing efforts as well as the risk factors beginning on page 13 of the amended joint proxy statement/prospectus contained in the Form S-4/A filed with the U.S. Securities and Exchange Commission on May 24, 2002.

On May 24, 2002, HEARx filed a Form S-4/A containing a joint proxy statement/prospectus with the U.S. Securities and Exchange Commission concerning the combination with Helix. Investors and security holders are urged to read the joint proxy statement/prospectus filed with the SEC on May 24, 2002 and other relevant documents carefully when they are made available. These documents will contain important information about the transaction and related matters. The definitive joint proxy statement/prospectus was sent to stockholders of HEARx and Helix commencing on or about May 29, 2002. Investors and security holders can obtain free copies of these documents through the SEC website at www.sec.gov and the SEDAR website at www.sedar.com or from the companies by directing requests to:

HEARx: 1250 Northpoint Parkway	Helix:	7100 Jean-Talon East – Suite 610
West Palm Beach, Florida 33407		Montreal, Quebec, H1M 3S3
Attention: Corporate Secretary		Attention: Corporate Secretary

For further information, please contact Mr. Steve Forget, President and CEO or Mr. Gino Chouinard, Vice-President and Chief Financial Officer, at (514) 353-0001 or e-mail at info@helixhca.com or at www.helixhca.com. To request a free copy of this organization’s annual report, please go to http://www.newswire.ca and click on reports@cnw.

SEDAR: 00007941